EXHIBIT 4.3

ERO COPPER CORP.
STOCK OPTION PLAN
EFFECTIVE MAY 7, 2020

Article 1
Introduction and Interpretation

1.1	Purpose

The purpose of the Plan is to provide an incentive to the officers, employees, Consultants and other personnel of the Corporation or any of its subsidiaries to achieve the longer-term objectives of the Corporation; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation; and to attract to and retain in the employ of the Corporation or any of its subsidiaries, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

1.2	Definitions

In this Plan, the following terms have the following meanings:

(a)	“Administrative Agreement” has the meaning set forth in Section 2.2(a);
(b)	“affiliate” and “associate” have the meanings set forth in the Securities Act (British Columbia);
(c)	“Aggregate Insider Limit” has the meaning set forth in Section 4.5(a);
(d)	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules;
(e)	“Approval Date” has the meaning set forth in Section 4.1(b);
(f)	“Blackout Period” means a period of time during which the Optionee cannot exercise an Option, or sell Shares, due to applicable policies of the Corporation in respect of insider trading;
(g)	“Board” means the board of directors of the Corporation as constituted from time to time;
(h)	“Business Day” any day that is not a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Vancouver, British Columbia;
(i)	“Change of Control” includes:
(i)	the acquisition whether directly or indirectly, by a person or company, or any persons or companies acting jointly or in concert (as determined in accordance with the Securities Act (British Columbia) and the rules and regulations thereunder) of voting securities of the Corporation which, together with any other voting securities of the Corporation held by such person or company or persons or companies, constitute, in the aggregate, more than 50% of all outstanding voting securities of the Corporation;

(ii)	an amalgamation, arrangement or other form of business combination of the Corporation with another company which results in the holders of voting securities of that other company holding, in the aggregate, 50% or more of all outstanding voting securities of the Corporation (including a merged or successor company) resulting from the business combination;
(iii)	the sale, lease or exchange of all or substantially all of the property of the Corporation to another person, other than in the ordinary course of business of the Corporation or to a related entity; or
(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion.
(j)	“Committee” means the Compensation Committee for the Board, or such other persons as are designated by the Board, provided, however, that if no Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references to the Plan to “Committee” shall at such time be in reference to the Board;
(k)	“Consultant” means a person, other than an employee, executive officer, or director of the Corporation or of a related entity of the Corporation, that (a) is engaged to provide services to the Corporation or a related entity of the Corporation, other than services provided in relation to a distribution, for an initial, renewable or extended period of twelve months or more, (b) provides the services under a written contract with the Corporation or a related entity of the Corporation, and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a related entity of the Corporation;
(l)	“Corporation” means Ero Copper Corp. and its successors and assigns, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or the Committee;
(m)	“Effective Date” means May 7, 2020;
(n)	“Eligible Person” means any director, officer, employee, Consultant or other personnel of the Corporation (including any subsidiary of the Corporation);
(o)	“Exchange” means, collectively, the Toronto Stock Exchange, any successor thereto and any other stock exchange, inter-dealer quotation network or other organized trading facility through which the Shares trade or are quoted from time to time;
(p)	“Exercise Price” means the price per Share at which the Optionee is entitled to purchase the underlying Share or Shares in the Corporation, subject to any adjustments pursuant to Section 7.2;

(q)	“Expiry Date” means the date designated by the Board at the time of grant on which the Option expires and is of no further force and effect, except in accordance with the provisions related to a Blackout Period described in Section 4.1(c);
(r)	“Fair Market Value” means, with respect to any particular date, the volume weighted average trading price of the Shares on the Toronto Stock Exchange for the five trading days immediately preceding the relevant date (or on any such other stock exchange, inter-dealer quotation network or other organized trading facility on which the Shares trade or are quoted from time to time). If the Shares are suspended from trading or have not traded on the Toronto Stock Exchange or another stock exchange, inter-dealer quotation network or other organized trading facility for an extended period, the Fair Market Value will be the fair market value of the Shares as determined by the Board in its sole discretion acting in good faith;
(s)	“Individual Limit” has the meaning set forth in Section 4.4;
(t)	“Insider” means an insider of the Corporation, as defined in the Securities Act (British Columbia), and any associate or affiliate of any such insider;
(u)	“Long-Term Disability” means a circumstance whereby the Corporation is able and elects, either under the terms of an employment contract or at common law, to terminate or consider frustrated the employment of an Optionee due to the Optionee’s long-term disability;
(v)	“Notice of Grant of Options” means a written notice from the Corporation to the Optionee evidencing a grant of Options made pursuant to the Plan;
(w)	“Option” means an option to purchase a Share granted under the Plan;
(x)	“Optionee” means an Eligible Person to whom an Option has been granted;
(y)	“Plan” means the Ero Copper Corp. Stock Option Plan, including all Schedules hereto, as amended and restated from time to time in accordance with its terms;
(z)	“Plan Administrator” means the person or corporation appointed by the Corporation under Section 2.2 to provide administrative services in respect of the Plan;
(aa)	“Retirement” means a resignation from employment with the Corporation by an Optionee in circumstances the Committee, acting reasonably, deems to constitute retirement from employment, and not resignation to obtain alternate employment;
(bb)	“Security Based Compensation Arrangements” has the meaning ascribed thereto in Part VI of the Company Manual of the Toronto Stock Exchange, as amended from time to time;
(cc)	“Shares” means a common share in the capital of the Corporation and any other share that may be added thereto or substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common share or substituted share;

(dd)	“Stock Exchange Rules” means the applicable rules of the Exchange;
(ee)	“subsidiary” has the meaning set forth in the Securities Act (British Columbia);
(ff)	“Successor Corporation” has the meaning set forth in Section 7.4;
(gg)	“Transaction” has the meaning set forth in Section 7.1; and
(hh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
1.3	Construction and Interpretation
(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.
(b)	The headings of all articles, sections and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan. References to “Article” “Section” or “Paragraph” mean an article, section or paragraph contained in the Plan unless expressly stated otherwise.
(c)	In this Plan, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.
(d)	Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board, the Committee or sub-delegate of the Committee, as the case may be.
1.4	Effective Date

The Plan shall be effective as of the Effective Date and Options may be granted immediately thereafter, subject to receipt of all regulatory approvals. The Committee shall review and confirm the terms of the Plan from time to time.

Article 2
Plan Administration

2.1	Administration

The Plan shall be administered by the Committee. Subject to the general purposes, terms and condition of the Plan, and to the direction of the Board, the Committee shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, all acting reasonably and in good faith and subject to and not inconsistent with the express provisions of this Plan. Where the Board has delegated a power or authority to the Committee, any reference to the Board in this Plan shall be deemed to be a reference to the Committee.

The powers and duties of the Committee include, without limitation, the following:

(a)	the authority to grant Options;
(b)	to determine the number of Shares subject by each Option;
(c)	to determine the Exercise Price of each Option, subject to the provisions of this Plan;
(d)	to determine the Eligible Persons to whom, and the time or times at which, Options shall be granted;
(e)	to determine the time or times when Options will be granted, vested and exercisable (including any determination to accelerate the vesting of any Options granted hereunder) and determine the Expiry Date of an Option;
(f)	to determine if the Shares that are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option;
(g)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;
(h)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan (and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes on the Corporation and the Optionee);
(i)	to determine and prescribe the terms and provisions of Notices of Grant of Options (which need not be identical) provided in connection with grants of Options and the form of documents or processes in respect of the exercise of Options;
(j)	to make all other determinations deemed necessary or advisable for the administration of the Plan; and
(k)	to appoint, in accordance with Section 2.2, one or more persons or corporations to perform the duties of the Plan Administrator under the Plan.

Without limiting the discretion conferred on the Committee pursuant to this Section 2.1, the Committee’s decision to approve the grant of an Option to an Eligible Person in any period shall not require the Committee to approve the grant of an Option to any Eligible Person in any other period; nor shall the Committee’s decision with respect to the size or terms and conditions of an Option grant in any period require it to approve the grant of Options of the same or similar size or with the same or similar terms and conditions to any Eligible Person in any other period. The Committee shall not be precluded from approving the grant of an Option to any Eligible Person solely because such Eligible Person may previously have been granted an Option under this Plan or any other similar compensation arrangement of the Corporation.

2.2	Agreements
(a)	The Corporation may enter into an agreement or agreements with a person or corporation to perform the duties of the Plan Administrator as set out in this Plan (each, an “Administrative Agreement”).
(b)	The Corporation shall have the right at any time and from time to time, to remove from office the Plan Administrator under the Plan and to appoint another Plan Administrator in its stead in accordance with the terms of the relevant Administrative Agreement.
2.3	Shares Subject to Plan

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Section 7.2, and in combination with the aggregate number of Shares which may be issuable under any other Security Based Compensation Arrangement adopted by the Corporation, shall not exceed 8% of the number of issued and outstanding Shares (on a non-diluted basis) at the relevant time. Provided that such maximum number of Shares is not exceeded, following the exercise, expiration, cancellation or other termination of any Options under the Plan, a number of Shares equal to the number of Options or rights so exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Options that may subsequently be granted under the Plan. No fractional Shares may be purchased or issued under the Plan. In the event the number of Shares to be issued upon the exercise of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

2.4	Conditions to Grant or Exercise

The Committee may, in its discretion, require as conditions to the grant or exercise of any Option, that the Optionee shall have:

(a)	represented, warranted and agreed in form and substance satisfactory to the Corporation that he, she or it is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his, her or its own account, for investment and not with a view to or in connection with any distribution, that he, she or it has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;
(b)	provided certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including, without limitation, exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws;
(c)	agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and
(d)	agreed to indemnify the Corporation in connection with the foregoing.

2.5	Additional Requirements

Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable securities law, including, without limitation, the U.S. Securities Act, the United States Securities Exchange Act of 1934, as amended, applicable U.S. state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

Article 3
Plan Participation

3.1	Eligibility

Options may be granted only to Eligible Persons as the Committee may determine, provided that no Eligible Person has any claim or right to be granted an Option. In determining the Eligible Persons to whom Options may be granted and the number of Options granted to any Eligible Person, the Committee may take into account such factors as it shall determine in its sole and absolute discretion.

3.2	Participation

Participation in the Plan by Eligible Persons is voluntary.

Article 4
Grant of Options

4.1	Grant of Options

Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Shares subject to each Option, the Exercise Price, the Expiry Date of each Option, the extent to which each Option vests and is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee; provided, however, that:

(a)	the Expiry Date of an Option shall be no later than the date which is five years from the date of grant of such Option;
(b)	the date of grant of an Option shall be either the date on which such Option was approved by the Committee (the “Approval Date”), or, if the Approval Date was not a Business Day, then the Business Day immediately following the Approval Date, or if the Approval Date occurred during a Blackout Period applicable to the relevant Optionee, then the Business Day immediately following the expiry of the Blackout Period applicable to the relevant Optionee; and

(c)	notwithstanding Section 4.1(a), if the Expiry Date of an Option occurs during a Blackout Period applicable to the relevant Optionee, or within ten Business Days after the expiry of a Blackout Period applicable to the relevant Optionee, then the Expiry Date for the Option shall be the date that is the tenth Business Day after the expiry of the Blackout Period (the “Blackout Expiry Date”).
4.2	Notice of Grant of Options

Each Option granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a Notice of Grant of Options and such other terms and conditions as the Committee, in its discretion, shall establish. The form of Notice of Grant of Options is attached hereto as Schedule “A”.

4.3	Exercise Price

The Exercise Price for Shares that are subject to any Option shall in no circumstances be lower than the Fair Market Value, calculated in accordance with the terms of the Plan at the date of grant of the Option.

4.4	Restrictions on Number of Options to Individual Optionee

Subject to Section 4.5, the number of Shares that may be issued to any individual Optionee under the Plan, in combination with the aggregate number of Shares which may be issuable under any other Security Based Compensation Arrangement adopted by the Corporation, within a one year period, shall not exceed 5% of the number of issued and outstanding Shares (on a non-diluted basis) at the date of grant of the Option (the “Individual Limit”).

4.5	Restrictions on Number of Options to Insiders and Non-Employee Directors

Subject to regulatory approval and unless approved by the shareholders of the Corporation given by the affirmative vote of a majority of the votes cast at a meeting of shareholders of the Corporation, excluding the votes attached to Shares beneficially owned by Insiders to whom Options may be granted under the Plan, other than persons who are Insiders solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and associates thereof:

(a)	the number of Shares issuable to Insiders as a group, at any time, under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Corporation, shall not exceed 8% of the number of issued and outstanding Shares (on a non-diluted basis) at the date of grant of the Option (the “Aggregate Insider Limit”);
(b)	the number of Shares that may be issued to Insiders as a group, within any one-year period, under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Corporation, shall not exceed the Aggregate Insider Limit;

(c)	the number of Shares that may be issued to any one Insider under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Corporation, shall not exceed the Individual Limit; and
(d)	the Fair Market Value of Options that may be granted to each non-employee director of the Corporation within any one-year period under the Plan shall not exceed $100,000. Notwithstanding the foregoing, the Fair Market Value of Options that may be granted to each non-employee director of the Corporation within any one-year period under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Corporation, shall not exceed $150,000.

Article 5
Exercise of Options

5.1	Exercise

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Plan Administrator or, if no Plan Administrator is appointed pursuant to the Plan, to the Corporation, a written notice of exercise specifying the number of Shares with respect to which the Options are being exercised and accompanied by payment in full, by way of cash, cheque or other form of payment acceptable to the Corporation, of (a) the Exercise Price of the Shares to be purchased and (b) an amount for any tax withholding or remittance obligations of the Optionee or the Corporation arising under Applicable Law (or by entering into some other arrangement acceptable to the Corporation). Certificates or other evidence of ownership for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

If, as and when any Shares have been duly purchased and paid for under the terms of an Option, and all conditions relating to the exercise of an Option have been fulfilled to the satisfaction of the Committee, such Shares shall be conclusively deemed allotted and issued as fully paid and non-assessable Shares at the price paid therefor.

Notwithstanding the above, the Corporation may implement (or cause to have implemented) such systems and procedures (including systems and procedures operated by the Plan Administrator) from time to time to facilitate the exercise of Options pursuant to this Plan and shall provide Optionees with all necessary details regarding such systems and procedures to facilitate the exercise of Options from time to time in accordance with their terms.

Notwithstanding any of the provisions of the Plan, any Notice of Grant of Options or any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;
(b)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c)	the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines is necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and
(d)	the satisfaction of any conditions on exercise prescribed pursuant to the provisions hereof.
5.2	Net Settlement of Options

Subject to the provisions of the Plan and, upon prior approval of the Committee, once an Option has vested and become exercisable an Optionee may elect, in lieu of exercising such Option, to exercise such Option by surrendering such Option in exchange for the issuance of Shares equal to the number determined by dividing (a) the difference between the Fair Market Value (calculated as at the date of settlement) and the Exercise Price of such Option by (b) the Fair Market Value (calculated as at the date of settlement). An Option may be surrendered and disposed of pursuant to this Section 5.2 from time to time by delivery to the Plan Administrator or, if no Plan Administrator is appointed pursuant to the Plan, to the Corporation, at its head office or such other place as may be specified by the Plan Administrator or the Corporation, as the case may be, of (a) a written notice specifying that the Optionee has elected to effect such a net settlement of such Option and the number of Options to be exercised and (b) the payment of an amount for any tax withholding or remittance obligations of the Optionee or the Corporation arising under Applicable Law (or by entering into some other arrangement acceptable to the Corporation). The Corporation will not be required, upon the net settlement of any Options pursuant to this Section 5.2, to issue fractions of Shares or to distribute certificates which evidence fractional Shares. In the event the number of Shares to be issued upon the net settlement of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest. Upon exercise of the foregoing, the number of Shares underlying the Options disposed of shall be deducted from the number of Shares reserved for issuance under the Plan.

5.3	Blackout Period

No Option shall be exercised pursuant to this Article 5 during a Blackout Period.

Article 6
Termination of Employment

6.1	No Right to Exercise After Termination

Subject to Sections 6.2, 6.3 and 6.4 hereof, or to any express resolution or other determination by the Board with respect to an Option or the terms of any Notice of Grant of Options, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to actively provide services to the Corporation in his or her capacity as a director, an officer, employee or Consultant of the Corporation, as the case may be.

6.2	Termination Other than for Retirement, Long-Term Disability, Death or Just Cause

Subject to any express resolution or other determination by the Committee with respect to an Option or the terms of any Notice of Grant of Options, if, before the Expiry Date of an Option,

the employment of the Optionee by the Corporation is terminated by either party for any reason whatsoever, other than death, Retirement, Long-Term Disability or termination for cause, such Option may, subject to the terms thereof (including the vesting provisions thereof) and any other terms of the Plan, be exercised by the Optionee, at any time within 60 days of the termination of such Optionee’s active employment or other service with the Corporation, but in any case prior to the Expiry Date of the Option in accordance with the terms thereof and only to the extent the Optionee was entitled to exercise the Option on the date of termination. For greater certainty, the termination of active employment shall be the last day an Eligible Person provides actual service to the Corporation pursuant to a written notice of termination and does not include any subsequent common law or contractual notice period.

6.3	Termination Due to Retirement or Long-Term Disability

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation is terminated by reason of Retirement or as a result of Long-Term Disability, unless the Committee determines otherwise, all Options held by such Optionee which have vested in accordance with their terms may be exercised at any time within one year following the date of Retirement or termination of the Optionee as a result of a Long-Term Disability or prior to the Expiry Date, whichever is earlier. Options held by an Optionee whose employment has been terminated by reason of Retirement or as a result of Long-Term Disability shall continue to vest in accordance with their terms until the earlier of the date which is one year following the date of Retirement or termination of the Optionee as a result of Long-Term Disability and the Expiry Date.

6.4	Death of the Optionee

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation is terminated by reason of death, unless the Committee determines otherwise, all outstanding Options held by such Optionee shall become fully vested and may be exercised by the legal personal representative(s) of the estate of the Optionee (including such part, if any, thereof which, but for this Section 6.4, would not otherwise be able to be exercised) at any time within one year following the date of death of the Optionee or prior to the Expiry Date, whichever is earlier, and only to the extent the Option was entitled to exercise the Option on the date of death.

6.5	No Right of Transfer

Subject to Section 6.4 in the case of the death of an Optionee, an Option granted to an Optionee, and the right to receive Shares pursuant thereto, is personal to such Optionee. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Option shall terminate and be of no further force or effect.

6.6	Transfer Not Termination for Plan Purposes

A transfer of employment or services between the Corporation and a subsidiary or affiliate of the Corporation or between subsidiaries or affiliates of the Corporation shall not be considered an interruption or termination of the employment of an Optionee by the Corporation for any purpose of the Plan, and Options shall not be affected by any such transfer of employment or services.

6.7	Change in Employment

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director, an officer or Consultant of the Corporation where the Optionee at the same time continues to be an Eligible Person.

Article 7
Business Combinations and Certain Adjustments

7.1	Business Combinations

Subject to Section 7.3, if, during the term of an outstanding Option, the Corporation completes any transaction which results in a Change of Control (referred to as a “Transaction”) all unvested Options shall vest, and if within 90 days or such other period of time that the Committee determines following the date of the completion of the Transaction an event or events that would constitute a “constructive dismissal” (as such term is defined pursuant to the common law) occur with respect to an Optionee, and within 90 days or such other period of time that the Committee determines following the date of such “constructive dismissal” such Optionee’s employment with the Corporation is terminated (whether at the discretion of the Optionee or otherwise):

(a)	each exercisable Option then held by the Optionee shall remain exercisable for a period of 90 days or such other period of time that the Committee determines from the date of such termination of employment, but not later than the end of the Expiry Date, and thereafter any such Option shall expire; and
(b)	each non-exercisable Option then held by the Optionee shall become exercisable upon such termination of employment and shall remain exercisable for a period of 90 days or such other period of time that the Committee determines from the date of such termination of employment, but not later than the end of the Expiry Date, and thereafter any such Option shall expire.

Notwithstanding the foregoing, with respect to any performance-based Options granted under the Plan, vesting of an Option shall be dependent on achievement of the applicable performance criteria as of the date of the completion of the Transaction and/or be prorated to the date of the completion of the Transaction, as applicable.

7.2	Adjustments

Appropriate adjustments as regards Options granted or to be granted, in the number of Shares optioned and in the Exercise Price, shall be made by the Committee to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, or other relevant changes in the Corporation. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Committee in its sole discretion, subject to the direction of the Board, approval by the shareholders of the Corporation and to acceptance by the Exchange, respectively, if applicable.

7.3	No Limitation on Ability to Accelerate

Nothing in this Article 7 shall in any way affect or derogate from the ability of the Committee to accelerate the vesting of Options at any time in its sole discretion as provided for in Section 2.1(e).

7.4	Other Adjustments

If at any time after the grant of an Option to any Optionee and prior to the Expiry Date of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 7.2 or, subject to the provisions of Section 7.1 hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) the Optionee shall be entitled to receive upon the subsequent exercise of his, her or its Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he, she or it was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Section 7.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

Article 8
Amendment or Termination of the Plan

8.1	Amendment and Termination of the Plan

Subject to Sections 8.2, 8.3 and 8.4, the Board may, at any time and from time to time, without the approval of the holders of Shares or any other voting securities of the Corporation, suspend, discontinue or amend the Plan or an Option.

8.2	Amendments Requiring Shareholder Approval

To the extent required by the Stock Exchange Rules, notwithstanding Section 8.1, the Board may not, without the approval of the holders of a majority of Shares and other voting securities of the Corporation present and voting in person or by proxy at a meeting of shareholders of the Corporation, amend the Plan or an Option to:

(a)	increase the maximum number of Shares issuable, as a fixed percentage of the issued and outstanding Shares pursuant to the Plan;
(b)	make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option that constitutes a reduction of the Exercise Price);

(c)	make any amendments to the non-employee director participation limits set forth in Section 4.5(d) hereof;
(d)	extend the Expiry Date of any Option granted under the Plan beyond the Expiry Date of the Option determined at the date of grant in accordance with the Plan, except as provided for in Section 4.1 with respect to an Expiry Date that occurs during a Blackout Period;
(e)	changing the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan, including where such change may introduce, re-introduce, broaden or increase the participation of non-employee directors under the Plan; or
(f)	amend the Plan to permit the transfer or assignment of Options, except to permit a transfer to a family member, an entity controlled by the holder of the Options or a family member, a charity or for estate planning or estate settlement purposes.

unless the change to the Plan or an Option results from the application of Article 7.

8.3	No Adverse Effect

Unless an Optionee otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Option in a manner that would materially and adversely alter or impair any Option previously granted to an Optionee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to an Option shall apply only in respect of Options granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of an Option may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Option or the Corporation is now or may hereafter be subject.

8.4	No Amendment to Article 8

The Board may not amend any provision of this Article 8 without the approval of the holders of a majority of Shares and other voting securities of the Corporation present and voting in person or by proxy at a meeting of shareholders of the Corporation.

Article 9
Accounts, Notices and Miscellaneous Provisions

9.1	Accounts and Statements

The Plan Administrator (or if none is appointed, the Corporation) shall maintain records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Corporation shall determine, the Plan Administrator (or if none is appointed, the Corporation) shall furnish the Optionee with a statement setting forth details of his, her or its Options. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Plan Administrator (or if none is appointed, the Corporation) within 10 days after such statement is given to the Optionee.

9.2	Notices

Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionee or any person claiming or deriving any rights through him shall be given by:

(a)	delivering it personally to the Optionee or the person claiming or deriving rights to the Optionee, as the case may be;
(b)	mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionee in the Corporation’s personnel records; or
(c)	facsimile, e-mail or other similar means of electronic communication.
9.3	Address

Any payment, notice, statement, certificate or instrument required or permitted to be given to the Plan Administrator or the Corporation, as the case may be, shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Plan Administrator or the Corporation, as the case may be, at the following address:

Ero Copper Corp.

Suite 1050, 625 Howe Street

Vancouver, British Columbia V6C 2T6

Attention: Chief Financial Officer

Facsimile: (604) 398-3767

9.4	Date of Delivery

Any payment, notice, statement, certificate or instrument referred to in Sections 9.2 or 9.3, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered; if faxed, e-mailed or sent by other means of recorded electronic communication, shall be deemed to have been given or delivered, on the date of faxing, e-mailing or sending by other means of electronic communication, provided that such date is a Business Day and the communication is so faxed, e-mailed or sent before 4:30 p.m. on such date at the place of receipt, otherwise, such communication shall be deemed to have been given and delivered on the next following Business Day; or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second Business Day following the date on which it was mailed.

9.5	Shareholder and Regulatory Approval

The Plan (and any amendments thereto as required under Article 8) shall be subject to such future approvals of the shareholders of the Corporation and any stock exchange upon which the Shares trade from time to time as may be required under the terms of the Plan or such stock exchange from time to time. Any Options granted on terms requiring such approval shall be conditional upon such approval being given and no such Options may be exercised until such approval is given.

9.6	Withholding Taxes

Notwithstanding anything else in this Plan, the Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Eligible Person has paid the Corporation for any amount which the Corporation is required to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Committee may adopt administrative rules under the Plan which provide for the sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

9.7	U.S. Tax Considerations

The terms of the Plan and Options granted hereunder to Eligible Persons subject to taxation under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration Schedule B to the Plan setting forth special provisions applicable to such persons.

9.8	No Right of Ownership

Any holder of an Option shall not possess any rights of ownership as a shareholder of the Corporation with respect to any of the Shares covered by such Option including, for greater certainty and without limitation, the right to receive dividends on such Shares and the right to exercise voting rights in respect of such Shares, until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Corporation.

9.9	No Right of Continued Employment

Nothing in the Plan, any Notice of Grant of Options or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any of its subsidiaries or affect in any way the right of the Corporation or any of its subsidiaries to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Corporation or any of its subsidiaries to extend the employment of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any of its subsidiaries, or any present or future retirement policy of the

Corporation or any of its subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment of the Corporation or any of its subsidiaries.

9.10	Expenses

All expenses in connection with the Plan shall be borne by the Corporation.

9.11	Governing Law

This Plan shall be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.12	Severability

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

SCHEDULE “A”

NOTICE OF GRANT OF STOCK OPTIONS

TO:	[●] (the “Optionee”)

FROM:	ERO COPPER CORP. (the “Corporation”)

DATE: [●]

The Corporation hereby notifies the Optionee as follows:

1.	The Corporation hereby grants to the Optionee, subject to the terms and conditions set forth in this Notice and the stock option plan of the Corporation (the “Plan”), the right to purchase the following number of common shares in the capital of the Corporation (the “Shares”) at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date:
#of Shares	Exercise Price	Vesting Date(s)	Expiry Date
[●]	$[●]	[●]	[●]

2.	On the close of business on the expiry date set forth in Paragraph 1 above, the stock option granted hereby shall expire and automatically terminate and be of no further force and effect.
3.	The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan shall govern the stock option granted hereby, including all amendments or adjustments pursuant to the Plan or otherwise consented to by the Optionee.
4.	All stock options granted pursuant to the Plan and reflected in this Notice shall be personal to the Optionee and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.
ERO COPPER CORP.

By: Title:

SCHEDULE “B”

Special Provisions Applicable to Optionees Subject to taxation under the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to Optionees subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1.	Definitions

For purposes of this Schedule “B”:

1.1	“Code” means the United States Internal Revenue Code of 1986, as amended.
1.2	“Section 409A” means Section 409A of the Code and any applicable regulatory guidance issued thereunder.
1.3	“US Optionee” means an Optionee whose compensation from the Corporation or its subsidiaries is subject to taxation under the Code.
2.	Compliance with Section 409A
2.1	In General. Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any US Optionee, such US Optionee’s participation in the Plan shall be exempt from Section 409A and in a manner which does not subject the US Optionee’s interests in the Plan to accelerated or additional tax under Section 409A (and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A). If any grant to a US Optionee or exercise, dividend or distribution hereunder could cause the application of accelerated or additional tax under Section 409A, such grant, exercise, dividend or distribution shall be deferred if and to the extent deferral will make such grant, exercise, dividend or distribution compliant with Section 409A; otherwise such grant, exercise, dividend or distribution shall be restructured, to the extent possible, in a manner determined by the Committee that does not cause such an accelerated or additional tax. Each US Optionee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Optionee in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold such US Optionee (or any beneficiary) harmless from any or all of such taxes or penalties.
2.2	Modification of Options. Notwithstanding any provision of the Plan to the contrary and with respect to any US Optionee, no Option may be extended beyond the Blackout Expiry Date and in no event following the 10th anniversary of the date of grant.
2.3	Exercise Price: Notwithstanding any other provision of the Plan, so long as at the time of the grant of an Option the Shares are “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Exercise Price shall be the closing sale price of the Shares reported on the primary securities exchange on which the Shares are listed on the last business day on which such exchange is open for trading prior to the date of grant of such Option, and if at the time of grant the Shares are not “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Exercise Price shall be determined by the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

3.	Adjustments to Options.
3.1	Notwithstanding the Plan or any provision of the Notice of Grant of Options to the contrary, in connection with any adjustment to the Options, the number of Shares deliverable on the exercise of an Option held by a US Optionee and the Exercise Price of an Option held by a US Optionee shall be adjusted in a manner intended to keep the Options exempt from Section 409A.
4.	Amendment of Appendix
4.1	The Committee shall retain the power and authority to amend or modify this Schedule “B” to the extent the Committee in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without approval of the shareholders of the Corporation or the approval of any individual Optionee.

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